Exhibit 10.2
U.S. Rare Earths, Inc.
Conversion of Liability

Notice of Conversion of U.S. Rare Earths, Inc. Shares of Common Stock to Logic International  Consulting Group, LLC

Notice is hereby given by Logic International Consulting Group, LLC (“Logic”) to U.S. Rare Earths, Inc. that Logic has agreed to convert its accounts payable as of June 30, 2013 into shares of the Company’s common stock.

Based on the accounts payable balance due Logic as of June 30, 2013 of $800,000, Logic is entitled to receive 800,000 shares of the Company Stock which are deemed restricted securities and will not be registered under the Securities Act of 1933.

Agreed this 28th day of June, 2013.

HOLDER:	COMPANY:

Logic International Consulting Group, LLC	U.S. Rare Earths, Inc.

By: /s/ Kevin Cassidy	By: /s/ Kevin Cassidy
Kevin Cassidy	Kevin Cassidy